K&L GATES LLP 1601 K STREET, N.W. WASHINGTON, DC 20006-1600 T 202.778.9000 F 202.778.9100 klgates.com

February 25, 2015

Neuberger Berman Income Funds
 605 Third Avenue, Second Floor
New York, NY  10158-0180
Ladies and Gentlemen:
We have acted as counsel to Neuberger Berman Income Funds, a Delaware statutory trust (the "Trust"), in connection with Post-Effective Amendment No. 117 (the "Post-Effective Amendment") to the Trust's registration statement on Form N‑1A (File Nos. 002-85229; 811-03802) (the "Registration Statement"), to be filed with the U.S. Securities and Exchange Commission (the "Commission") on or about February 25, 2015, registering an indefinite number of shares of beneficial interest in the series (the "Funds") and classes of the Trust listed in Schedule A attached to this opinion letter (the "Shares") under the Securities Act of 1933, as amended (the "Securities Act").
This opinion letter is being delivered at your request in accordance with the requirements of paragraph 29 of Schedule A of the Securities Act and Item 28(i) of Form N-1A under the Securities Act and the Investment Company Act of 1940, as amended (the "Investment Company Act").
For purposes of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:
(i)	the relevant portions of the prospectuses and statement of additional information (collectively, the "Prospectuses") filed as part of the Post-Effective Amendment;
(ii)	the Trust's certificate of trust, governing instrument, and bylaws in effect on the date of this opinion letter; and
(iii)	the resolutions adopted by the trustees of the Trust relating to the Post-Effective Amendment, the establishment and designation of the Funds and the Shares of each class, and the authorization for issuance and sale of the Shares.

We also have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have relied on a certificate of an officer of the Trust.  We have not independently established any of the facts on which we have so relied.

Page 2 February 25, 2015

For purposes of this opinion letter, we have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed, or photostatic copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.  We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Trust are actually serving in such capacity, and that the representations of officers of the Trust are correct as to matters of fact.  We have not independently verified any of these assumptions.
The opinions expressed in this opinion letter are based on the facts in existence and the laws in effect on the date hereof and are limited to the Delaware Statutory Trust Act and the provisions of the Investment Company Act that are applicable to equity securities issued by registered open-end investment companies. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws.

Based upon and subject to the foregoing, it is our opinion that (1) the Shares to be issued pursuant to the Post-Effective Amendment, when issued and paid for by the purchasers upon the terms described in the Post-Effective Amendment and the Prospectuses, will be validly issued, and (2) such purchasers will have no obligation to make any further payments for the purchase of the Shares or contributions to the Trust solely by reason of their ownership of the Shares.

This opinion is rendered solely in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of Shares.  We hereby consent to the filing of this opinion with the Commission in connection with the Post-Effective Amendment and to the reference to this firm's name under the heading "Legal Counsel" in the Prospectuses.  In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or Prospectuses within the meaning of the term "expert" as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ K&L Gates LLP

Attachment:  Schedule A

Schedule A
To
Opinion Letter of K&L Gates LLP
Dated February 25, 2015

SERIES	CLASSES
Neuberger Berman Core Bond Fund	Class A, Class C, Institutional Class, Investor Class and Class R6
Neuberger Berman Emerging Markets Debt Fund	Class A, Class C, Institutional Class
Neuberger Berman Floating Rate Income Fund	Class A, Class C, Institutional Class
Neuberger Berman High Income Bond Fund	Class A, Class C, Institutional Class, Investor Class, Class R3 and Class R6
Neuberger Berman Municipal Intermediate Bond Fund	Class A, Class C, Institutional Class and Investor Class
Neuberger Berman New York Municipal Income Fund	Institutional Class
Neuberger Berman Short Duration Bond Fund	Class A, Class C, Institutional Class, Investor Class, Trust Class and Class R6
Neuberger Berman Short Duration High Income Fund	Class A, Class C, Institutional Class
Neuberger Berman Strategic Income Fund	Class A, Class C, Institutional Class, Trust Class and Class R6
Neuberger Berman Unconstrained Bond Fund	Class A, Class C, Institutional Class and Class R6